FISCHER-WATT GOLD COMPANY, INC.

                           N E W S      R E L E A S E


                 2582 Taft Court, Lakewood, Colorado 80215, USA
                      PH:(303) 232-0292 FAX:(303) 232-0399


           FISCHER-WATT COMPLETES FIRST TRANCHE OF MEXICAN ASSET SALE


Denver, CO - February 2, 2007 - Fischer-Watt Gold Company, Inc. (OTCBB:FWGO) has completed the first tranche of the sale of its 65% ownership interest in its Mexican subsidiary, Minera Montoro, S.A. de C.V. to Rogue River Resources Corp. At the closing of this first tranche Fischer-Watt received $695,000 for 31% of its share ownership in Minera Montoro.

Fischer-Watt will receive $745,000 at each of the closings of the second and third tranches, at which point Fischer-Watt will have sold its entire interest but will retain a 1% Net Smelter Return royalty on production from the porphyry portion of the deposit on the La Balsa property in the State of Michoacan. The agreed to transaction dates for these two remaining tranches are January 25th, and April 30th, 2007, but the agreement has a provision to extend the closing date of each of these tranches by up to 60 days on payment to Fischer-Watt of $25,000 for each 30 day period. The first 30 day extension period on the closing of the second tranche has been granted.

This sale, originally announced on December 4, 2005, was between Fischer-Watt and Nexvu Capital Corp. who subsequently assigned the agreement to Rogue River Resources Corp., a private British Columbia, Canada corporation.

"Completion of the sale of the first tranche, and the contemplated closings of the remaining two tranches in the near future are important steps forward for Fischer-Watt," said Peter Bojtos, President and CEO. "The transactions significantly strengthen our Balance Sheet and provide funds for us to continue exploration work on our two recently acquired gold properties in Arizona and Nevada. We look forward to an exciting upcoming field season on both these properties."

Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:
Mr. Peter Bojtos, President and Chief Executive Officer.
Fischer-Watt Gold Company, Inc.
303-232-0292
Email: info@fischer-watt.com